EXHIBIT 4.2

SECURED LINE OF CREDIT PROMISSORY NOTE

U.S. $50,000.00	April 13, 2009
Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, Global Energy Holdings Group, Inc., a Delaware Corporation ("Borrower"), promises to pay to the order of David R. Ames and/or Cindy Ames, residents of the State of Georgia ("Lender"), on the Maturity Date (as hereinafter defined) at 3348 Peachtree Road NE, Suite 250, Atlanta, Georgia, 30326 or at such other place designated from time to time by Lender ("Lender's Office"), the principal amount of FIFTY THOUSAND AND NO/l00 DOLLARS ($50,000.00), or such lesser principal amount as may then constitute the aggregate unpaid balance of all advances made by Lender to Borrower under that certain "Loan Agreement" (as hereinafter defined) of even date herewith, in lawful money of the United States of America in federal or other immediately available funds.

Borrower also unconditionally promises to pay interest at the rate of eight percent (8%) per annum on the unpaid principal amount of each advance made to Borrower under the Loan Agreement outstanding from time to time for each day from the date of disbursement of such advance until the principal amount of such advance is paid in full, payable on the Maturity Date (as hereinafter defined) at Lender's Office in lawful money of the United States of America in federal or other immediately available funds. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed. For the purposes of this Note, "Maturity Date" shall mean the earlier to occur of the following events: (i) December 31, 2009 and (ii) the date on which an “equity event” for the Borrower takes place.  Equity event shall be defined as a return of fees from Joel Katz.  The Lender may also accelerate the maturity of this Note as a consequence of any default hereunder or under the Loan and Security Agreement dated as of even date herewith, by and between Lender and Borrower (the "Loan Agreement"; unless otherwise defined herein, capitalized terms are used herein as defined in the Loan Agreement).

In no contingency or event whatsoever, whether by reason of advancement of the proceeds under the Loan Agreement or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not Payor contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for himself and his legal representatives, heirs, executors, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

SECURED LINE OF CREDIT PROMISSORY NOTE, Page 2

U.S. $50,000.00	April 13, 2009
Atlanta, Georgia

Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by Borrower, except to the extent expressly provided in the Loan Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of Lender shall operate as a waiver of such rights.

Borrower hereby agrees to pay on demand all costs and expenses incurred by Lender in collecting the obligations evidenced hereby or in enforcing or attempting to enforce any of Lender's rights hereunder, including, but not limited to, reasonable attorneys' fees and expenses actually incurred if collected by or through an attorney, whether or not suit is filed.

Wherever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without Lender enforcing its rights against Borrower, any other obligor of the indebtedness evidenced hereby or any other property of or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia. This Note is intended to take effect as an instrument under seal under Georgia law.

IN WITNESS WHEREOF, Borrower has executed this Note on the date first above written.

Global Energy Holdings Group, Inc.
3348 Peachtree Road, NE
Tower Place Building 200, Suite 250
Atlanta, GA 30326

__________________________________
Rom Papadopoulos
Executive Vice President
Its: CFO & COO